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                          EL PASO NATURAL GAS COMPANY

                           EARNINGS PER COMMON SHARE
                             FORM 10-Q, EXHIBIT 11

                                                SECOND QUARTER                   SIX MONTHS
                                          --------------------------     --------------------------
                                             1994           1993            1994           1993
                                          -----------    -----------     -----------    -----------
Income available for common stock
  dividends.............................  $24,011,000    $20,683,000     $45,126,000    $51,523,000
Fully diluted average common shares
  outstanding...........................   37,231,380     37,849,930      37,291,545     37,769,062
Fully diluted earnings per common
  share.................................  $    0.6449    $    0.5464     $    1.2101    $    1.3642

Outstanding stock options of EPG are common stock equivalents but are excluded from primary earnings per common share due to immateriality.

See following calculation:

                                                SECOND QUARTER                   SIX MONTHS
                                          --------------------------     --------------------------
                                             1994           1993            1994           1993
                                          -----------    -----------     -----------    -----------
Total primary earnings per common
  share.................................  $    0.6518    $    0.5541     $    1.2241    $    1.3831
Fully diluted earnings per common share
  (includes stock options)..............  $    0.6449    $    0.5464     $    1.2101    $    1.3642
Percent dilution........................       1.0586%        1.3896%         1.1437%        1.3665%